ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	JUNE 30 DECEMBER 31
	2005 (As restated-Note 2)	2004 (As restated- Note 2)
ASSETS
Current
Cash and cash equivalents	$571,834	$182,305
Marketable securities	6,336,138	8,645,570
Accounts receivable – trade, net of allowance	498,029	861,439
Loans receivable	130,107	252,745
Inventory	868,295	961,345
Prepaid expenses	341,954	183,616
Current portion of notes receivable	25,060	71,544
	8,771,417	11,158,564

Notes Receivable	4,857	4,992
Intangible Assets (note 6)	331,694	196,376
Property and Equipment (note 4 and 5)	3,021,506	506,260

	$12,129,474	$11,866,192

LIABILITIES
Current
Accounts payable and accrued liabilities	$112,986	$138,757
Deferred revenue	25,712	52,425
	138,698	191,182

Investor Deposit	-	100,254
	138,698	291,436

SHAREHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding:
62,406,834 common shares at June 30, 2005
61,621,065 common shares at December 31, 2004	62,406	61,621
Additional paid-in capital	37,233,150	36,751,076

Deferred Compensation	(5,316)	(15,954)
Deficit	(25,413,774)	(25,292,012)
Accumulated Other Comprehensive Income	114,310	70,025
	11,990,776	11,574,756
Contingent Liabilities (Note 7)
	$12,129,474	$11,866,192

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	3 MONTHS ENDED JUNE 30		6 MONTHS ENDED JUNE 30
	2005	2004	2005	2004

Revenues
Sales	$613,849	$1,684,442	$1,763,593	$2,471,036
Commissions		166	-	5,096
	613,849	1,684,608	1,763,593	2,476,132
Cost Of Revenues	332,461	1,286,969	1,209,777	1,800,631
Gross Profit	281,388	397,639	553,816	675,501
Expenses
Operating expenses (Note 10)	345,513	322,273	638,623	590,846
Depreciation and amortization	34,069	25,407	66,223	43,441
	379,582	347,680	704,846	634,287
Income (Loss) Before Other Items	(98,194)	49,959	(151,030)	41,214

Other Items
Share of income of joint venture	-	-	-	5,670
Investment income	145,995	61,745	239,750	136,832
Legal claim costs (Note 8)	-		(210,482)	(25,000)
	145,995	61,745	29,268	117,502

Income (Loss) From Continuing Operations	47,801	111,704	(121,762)	158,716
(Loss) From Discontinued Operations	-	(9,112)	-	(4,201)

Income (Loss) For The Period	$47,801	$102,592	$(121,762)	$154,515

Basic And Diluted Income (Loss) Per Share
Income (Loss) from continuing operations	$0.001	$0.002	$(0.002)	$0.003
Income (Loss) for the period	$0.001	$0.002	$(0.002)	$0.003

Weighted Average Number Of Shares Outstanding	62,404,636	55,506,272	62,158,653	54,991,810

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	6 MONTHS ENDED JUNE 30
	2005 (As restated- Note 2)	2004

Cash Flows From Operating Activities
Income (Loss) for the period from continuing operations	$(121,762)	$158,716
Non-cash items included in net Income (loss):
Depreciation and amortization	66,223	43,441
Stock based compensation	10,638	18,069
Joint Venture share of income	-	(5,670)
	(44,901)	214,556
Changes in operating working capital items:
Decrease (Increase) in accounts receivable	363,410	(1,403,135)
Decrease (Increase) in inventory	93,050	(790,310)
Increase (Decrease) in prepaid expenses	(158,338)	(68,531)
Increase (Decrease) in accounts payable and accrued liabilities	(25,771)	874,373
Decrease in deferred revenue	(26,713)	(28,319)
Net cash used in operating activities	200,737	(1,201,366)

Cash Flows From Investing Activities
Purchase of capital assets, net	(2,555,636)	(87,597)
Sale (Purchase) of short-term investments	2,309,432	(2,733,209)
Loan advances	122,638	(91,472)
Investment in intangible assets	(161,151)	(150,000)
Investment in joint venture	-	136,986
Note receivable	46,619	48,486
Net cash from (used in) Investing Activities	(238,098)	(2,876,806)

Cash Flows From Financing Activities
Issuance of share capital	-	3,000,000
Exercise of warrants	-	554,945
Exercise of options	382,605	352,144
Share issuance costs		(186,530)
Net cash from (used in) financing activities	382,605	3,720,559

Change In Cash And Cash Equivalents For The Period	345,244	(357,613)
Net Cash Used In Discontinued Operations		(6,200)
Cash And Cash Equivalents, Beginning Of Period	182,305	738,226
Effect Of Exchange Rates On Cash	44,285	(13,472)

Cash And Cash Equivalents, End Of Period	$571,834	$360,941

ABLEAUCTIONS.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company is high-tech auction technology company and a liquidator based in British Columbia, Canada with operations in the United States and Canada.  The Company earns revenues by broadcasting auctions live over the Internet, through the sale of merchandise from its liquidation operations, from the installation of Point-of-Sale software, and from its investment portfolio.

The Company's active operating subsidiaries at June 30, 2005 were:

Able Auctions (1991) Ltd., a Canadian-based auction business.

Ableauctions.com (Washington) Inc., a U.S.-based auction business.

652297 B.C. Ltd. (“ANO”), a Canadian-based hardware and network services business.

            Rapidfusion Technologies Inc., a Canadian-based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

ICollector International, Ltd., a US-based Internet auction business

Unlimited Closeouts Inc., a US-based liquidation business.

Itrustee.Com Technologies Ltd., a Canadian-based business

Itrustee.Com International, Ltd. a US-based liquidation business.

0716590 B.C.

Ltd., a Canadian-based real estate holding company.

0723074 B.C. Ltd., a Canadian-based real estate holding company.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

(Unaudited)

The unaudited consolidated financial statements of the Company at June 30, 2005 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2005 are consistent with those used in fiscal 2004.  The results of operations for the six-month period ended June 30, 2005 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2005.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2004 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 30, 2005.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.     RESTATEMENT

In March 2006, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain balances as at December 31, 2004 required adjustment.

During the year ended December 31, 2004, the company recorded marketable securities at cost.  While preparing its financial statements for the year ended December 31, 2005, it determined that the marketable securities should have been recorded at fair value.   The effect of the necessary restatement is an increase to the carrying amounts of marketable securities by $269,474 and to increase investment income by $269,474 for the fourth quarter of 2004.

Additionally, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain accounts receivable at December 31, 2004, which had been outstanding for over one year, should have been offset by an allowance for doubtful accounts.   The company has restated its 2004 financial statements to reflect a provision for bad debt related to these accounts.  The effect of this restatement is to decrease the carrying value of accounts receivable by $200,524, increase bad debts expense by $192,531, and decrease accumulated other comprehensive income by $7,991 for the fourth quarter.

The following presents the effect on the Company’s previously issued financial statements for the year ended December 31, 2004.  There is no change on the consolidated statements of operations and cash flows for the period ended June 30, 2004.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

(Unaudited)

2.     RESTATEMENT (Continued)

Balance Sheet as at December 31, 2004:

	Previously	Increase
	Reported	(Decrease)	Restated
Marketable securities	$ 8,376,096	$ 269,474	$ 8,645,570
Accounts receivable – trade, net of allowance	1,061,963	(200,524)	861,439
Accumulated other comprehensive income (loss)	78,016	(7,991)	70,025
Deficit	(25,368,953)	76,941	(25,292,012)

The changes to the figures for the 2004 year also include certain reclassifications made to conform to the presentation adopted for the 2005 year.

As a result of the above adjustments on the 2004 financial statements, the Company has restated the affected balances for the three month and six month periods ended June 30, 2005.  The following presents the effect on the Company’s previously issued financial statements for the three month and six month periods ended June 30, 2005.  There is no change in the consolidated statement of operations.

Balance Sheet as at June 30, 2005:

	Previously	Increase
	Reported	(Decrease)	Restated
Marketable securities	$ 6,066,664	$ 269,474	$ 6,336,138
Accounts receivable – trade, net of allowance	696,435	(198,406)	498,029
Accumulated other comprehensive income (loss)	120,183	(5,873)	114,310
Deficit	(25,490,715)	76,941	(25,413,774)

Statement of cash flows for the year ended June 30, 2005:-

	Previously	Increase
	Reported	(Decrease)	Restated
Decrease (increase) in accounts receivable	365,528	(2,118)	363,410
Change in cash and cash equivalents for the year	347,362	(2,118)	345,244
Effect of exchange rates on cash	42,167	2,118	44,285

The changes to the figures for the 2005 period also include certain reclassifications made to conform to the presentation adopted for the 2005 year.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

(Unaudited)

3.   DISCONTINUED OPERATIONS

Effective September 1, 2004, the company abandoned the computer resale operations of 652297 B.C. Ltd., which operated as ANO Office Automation (ANO). The Company sold the exclusive right to the names of ANO and customer lists in consideration for payment of the greater of $571 per month or 3% of gross sales per month generated from clients in the ANO client database, to a maximum of $2,285 per month for a period of 2 years.  The minimum entitlement under the agreement of $13,553 has been recorded as Note Receivable.

4.   RELATED PARTY TRANSACTIONS

On February 24, 2005, the Company, through its wholly owned subsidiary, 0716590 B.C. Ltd., purchased the commercial building and property that the Company previously leased for use as its head office.  The property was purchased from a private company wholly owned by the spouse of the president and director of the Company.  The purchase price was $2,221,316, which was paid in cash.

5.   PROPERTY AND EQUIPMENT

On May 4, 2005, the Company, through its wholly owned subsidiary 072304 B.C. Ltd.,  purchased a single dwelling house for the purpose of rental income located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The purchase price was $242,411 and was paid in cash.

6.   INTANGIBLE ASSETS

On June 1, 2005,the Company made a cash payment in the amount of $100,000 to an unrelated third party as consideration for exclusive rights relating to that party’s auction services.

7.   CONTINGENT LIABILITIES

The Company is a defendant in several legal actions commenced by certain trade creditors of one of its wholly-owned US subsidiaries.  The ultimate liability, if any, arising from this action is not expected to exceed $75,000 and will be recorded at the time of that determination, if necessary.

8.    LEGAL CLAIM

During the 2004 year, the Company and its subsidiary iCollector.com Technologies Ltd (‘iCollector’) commenced a lawsuit against a former officer of iCollector for alleged breach of fiduciary duty.  During the six month period ended June 30, 2005, a judgement awarding damages was issued in favor of the Company and iCollector, for a total of $417,300.  The former officer has appealed the judgement.  The ultimate recovery of or costs to the Company, if any, from this action is not presently determinable and will be recorded at the time of that determination.

 During the period ended June 30, 2005, the Company incurred legal and related costs totalling $210,482 related to this matter.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

(Unaudited)

9.

SUBSEQUENT EVENTS

As a subsequent event, on August 3, 2005, we entered into a Contract of Purchase and Sale (the “Agreement”) for property located at 9643 King George Highway, Surrey, British Columbia V3T 2V3 (the “Property”).  The Agreement was subject to our satisfactory investigation of the development potential of the Property.  This investigation was completed on August 9, 2005, at which time we released to the seller, Imara Venture Ltd. (the “Seller”), a down payment of $41,195 to be credited against a total purchase price of $1,270,000.  The purchase price was negotiated between the Company and the Seller, who are not related to each other.  We intend to use our funds to purchase the Property.

.

10.  OPERATING EXPENSES

3 MONTHS ENDED JUNE 30			6 MONTHS ENDED JUNE 30
	2005	2004	2005	2004

Operating Expenses
Accounting and legal	$(2,862)	$46,578	$29,687	$79,551
Advertising and promotion	27,607	22,943	50,869	43,375
Automobile	1,211	1,148	2,370	2,389
Bad debts	-	-	-	20,000
Commission	27,059	79,567	43,911	136,724
Consulting	-	2,322	-	3,822
Insurance	2,117	3,182	5,831	6,934
Investor relations and shareholder information	7,312	6,565	15,894	7,840
Management fees	19,500	17,555	37,810	35,111
Office and administration	24,526	13,169	46,808	36,564
Property Tax	29,731	-	29,731	-
Rent and utilities	(1,021)	33,896	5,617	57,007
Repairs and maintenance	2,912	2,630	7,028	5,194
Salaries and benefits	165,560	69,943	288,194	101,944
Telephone	13,656	6,368	26,789	20,003
Travel	12,376	7,928	27,930	14,929
Website Maintenance	15,829	8,479	20,154	19,459
Total operating expenses	345,513	322,273	638,623	590,846